Exhibit 99.1

Lifetime Brands, Inc. Announces the Completion of the Term Loan B Amendment and Extension

GARDEN CITY, N.Y., November 15, 2023 (GLOBE NEWSWIRE) -- Lifetime Brands, Inc. (Nasdaq: LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, announced the completion of the Term Loan B Amendment and Extension.

On November 14, 2023, the Company’s Term Loan B in the principal amount of $198.7 million due February 2025 has been amended and extended. The Term Loan, as amended and extended, will have a principal amount of $150.0 million and mature in August 2027. In connection with the amendment and extension, the Company borrowed on its asset based loan facility to pay down $48.7 million of principal amount of the Term Loan B plus approximately $9 million to pay the original issue discount and related fees and expenses.

See the Company’s Form 8-K filed on November 15, 2023 for certain important changes to the terms and conditions of the Term Loan.

Lifetime Brands, Inc.
Lifetime Brands is a leading global designer, developer and marketer of a broad range of branded consumer products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chef’n® Chicago™ Metallic, Copco®, Fred® & Friends, Houdini™, KitchenCraft®, Kamenstein®, La Cafetière®, MasterClass®, Misto®, Swing-A-Way®, Taylor® Kitchen, and Rabbit®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Empire Silver™, Gorham®, International® Silver, Towle® Silversmiths, Wallace®, Wilton Armetale®, V&A®, Royal Botanic Gardens Kew® and Year & Day®; and valued home solutions brands, including BUILT NY®, S’well®, Taylor® Bath, Taylor® Kitchen, Taylor® Weather and Planet Box®. The Company also provides exclusive private label products to leading retailers worldwide.
The Company’s corporate website is www.lifetimebrands.com.
Contacts:
Lifetime Brands, Inc.
Laurence Winoker, Chief Financial Officer
516-203-3590
investor.relations@lifetimebrands.com
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / T.J. O'Sullivan / Carly King
212-355-4449
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